Exhibit 10.4

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (hereinafter the “Agreement”) is made and entered into effective as of the 17th day of November, 2021 (the “Effective Date”), by and among Russell Kim (the “Seller”), the sole member and holder of membership interests in Primo Laboratories LLC (“Company”), an Oklahoma company, and Agro Capital Management Corp., a Nevada Corporation (the “Buyer”).

RECITALS

WHEREAS, Seller is the only member, owner, and operator of Company, a licensed cannabis processing company located at 2222 W. Hefner Road, Suite C (the “Property”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, subject to the terms and conditions of this Agreement, one hundred percent (100%) of all membership interests in Company;

WHEREAS, Seller further desires to convey to Buyer, all of the assets, whether tangible or intangible, and business personal property utilized in the Company’s business operations, subject only to the express terms and conditions limiting the transfer thereof;

WHEREAS, in connection with the sale and transfer of the Company’s membership interests and assets utilized in connection with its business, the Parties further desire for Buyer to enter into Lease Agreement(s) in the form and upon the terms set forth in Exhibit A hereto; and

WHEREAS, upon closing of the transactions contemplated in this Agreement, it is the Parties’ intent and understanding that Buyer shall be the exclusive owner of all membership interests of the Company and shall gain full management and control of Company’s operations from Seller. Provided, however, that Buyer shall be contemporaneously issuing interests in the Company to third-parties such that the Company’s membership interests are held in compliance with applicable Oklahoma state law. And provided further, that Seller may remain the record owner of such membership interests of the Company following Closing as is necessary to accomplish the specific and limited purpose of effecting the transfer of any licenses, registrations, and permits held by the Company (the “Licenses”) to Buyer and its designated transferees or assignees, and that such membership interests do not carry with them rights of management, control, or the right to receive distributions or profits from the Company during the time in which such Licenses are being transferred from Seller to Buyer and its designated transferees or assignees names.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Sale and Transfer of Membership Interests. Effective as of the Effective Date, Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of all liens, claims and encumbrances of any kind or nature (“Encumbrances”), one hundred percent (100%) of the membership interests of the Company, along with all attendant rights thereto, including ownership of all of the Company’s assets, including, but not limited to, the Company’s contract rights, customer lists, leases, furniture, fixtures, equipment, trademarks, trade names, intellectual property, goodwill, materials, supplies, telephone numbers, business records, cash, accounts receivable and accounts payable; insurance policies; and other assets and properties owned or leased by Seller and used or useful in the Company’s Business and related operations, including but not limited to all of those specific items identified in that Assignment and Bill of Sale, and all schedules thereto, which is attached as Exhibit B hereto (collectively the “Assets”).

Section 1.2 Limitation on Assumption of Liabilities. Except as otherwise set forth herein, Buyer shall not assume, or in any way be responsible or liable for, any liability, obligation, claim or expense of Seller or Company, whether absolute, contingent, known or unknown, to the extent that such liability, claim, or expense accrued prior to the Effective Date of this Agreement, including any Company loan obligations incurred prior to the Effective Date. Except as otherwise set forth specifically herein, the Buyer shall assume no liabilities or obligations of the Company other than obligations arising on or after the Effective Date of this Agreement. Said liabilities to which Buyer does not assume shall specifically and expressly include any of the Company or the Seller’ tax liability accrued prior to the Effective Date of this Agreement.

ARTICLE II

CONSIDERATION; CLOSING

Consideration. In exchange for the transfer of the Membership Interests and all Assets identified on Exhibit A hereto, along with the other and further obligations assumed by the Seller and rights granted to the Buyer as described in this Agreement, Buyer shall deliver to Seller Two Hundred Thousand (200,000) shares of Buyer’s Common Stock upon the terms and conditions described herein (the “Shares”). The Shares shall be issued to Seller upon the closure of this transaction. Further buyer shall register a minimum of 40,000 of the shares upon the filing of the buyers next S-1In further consideration of the issuance of the Shares, Seller also agrees to the following:

(a) To enter into that certain Commercial Lease Agreement for the Property in the form and upon the specific terms set forth on Exhibit A hereto;

(b) To grant Buyer an exclusive option for a period of sixty (60) days from the Closing (defined below) to enter into that certain Commercial Lease Agreement in the form and upon the terms set forth on Exhibit A hereto for the adjoining suite to the Property, 2222 W. Hefner Road, Suite D (the “Adjoining Property”), for purposes of Buyer, or its designated assignee, operating a retail marijuana dispensary on such Adjoining Property; and

(c) To perform all reasonable requests, and to execute any documents that are necessary to facilitate an update or transfer of any Licenses held by the Company or Seller for use in the Company’s operation.

Section 2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur contemporaneously with the execution of this Agreement by the Parties. The date on which the Closing actually occurs shall be the “Closing Date.” At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) The Parties shall execute that certain Commercial Lease Agreement in the form and upon the specific terms set forth on Exhibit A hereto.

(b) The Parties shall execute and deliver the Assignment and Bill of Sale in the form attached hereto as Exhibit B;

(c) Buyer shall execute, acknowledge and deliver such other documents, instruments and certificates as Seller may reasonably require for the consummation of the transactions contemplated by this Agreement; and

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(d) Seller shall execute, acknowledge and deliver such other documents, instruments and certificates as Buyer may reasonably require for the consummation of the transactions contemplated by this Agreement, including the provision of complete account information for all company accounts, and, importantly, any operating agreement needed to submit to the OMMA for the purpose of effecting the transfer of any Licenses to reflect the Company’s new membership.

The failure of any of the preceding conditions precedent shall render this Agreement and the parties’ obligations hereunder voidable by the Buyer. It being the understanding that some of the obligations contemplated in Section 2.2(d) may

Section 2.3 Management and Operation of Company following Closing. Following the Closing of this Agreement, Company’s management shall be immediately restructured such that the Company shall be governed by a manager, or managers, as determined by Buyer in its sole discretion. Any managers of Company prior to the Closing Date, including but not limited to Seller, shall be deemed removed from their position and shall have no further rights to act on behalf of the Company. Further, any Operating Agreement of Company shall be deemed forfeit, void, and of no effect. Buyer shall be permitted to establish and execute an Amended Operating Agreement of its own design in its sole discretion, and Seller shall only hold such interests therein to the extent necessary for facilitating an update and/or transfer of the Company’s Licenses to reflect the Company’s new membership pursuant in accordance with this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES, AND CONTINGENCIES

Section 3.1 Representations and Warranties by Company and Seller. Seller and Company each represent and warrant to Buyer as follows:

(a) Organization of Company. Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) Authorization of Transaction. Each has the full power and authority to execute and deliver this Agreement and to perform his/its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Party, and is enforceable against same in accordance with its terms.

(c) Licenses and Permits. Seller and Company possess all material governmental Licenses and permits (both State and local) necessary for the operation of the Company’s cannabis business at the Property, copies of which are identified on Schedule 1 hereto, and that all such Licenses and permits are in full force and effect. No violations of such licenses or permits have been recorded and no proceedings are pending, or to such Party’s knowledge, threatened concerning the revocation or limitation of any such License or permit.

(d) Litigation. The Party is not engaged in or threated with any legal proceedings relating to or affecting, or which may materially affect the Company’s business, and there are no proceedings, claims, or investigations of any kind pending or, to the Party’s knowledge, threatened against either the Seller or Company concerning the Company’s business, and the Party has no knowledge of any investigation by either a third party or any governmental agency of Seller, Company, or their business.

(e) Insurance. To the extent the Company maintains polic(ies) of general liability insurance covering the Company’s operations. Such Party is not in default of any such polic(ies) of insurance. Further, there have been no material claims against the Company throughout the term of the Company’s operation, and such Party know of no basis for such a claim.

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(f) No Material Misstatements. No representation or warranty in this Agreement, or any information contained in any document provided to Buyer in connection with this Agreement and the purchase of membership interests in Company, contains any untrue statement or a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

(g) Compliance with Laws. Each Party has complied in all material respects with all State and local laws, rules, regulations, and orders applicable to Seller and Company’s operation of their cannabis company.

(h) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Company are subject (including but not limited to any tax lien of any federal, state, or local governmental agency) or any provision of its articles of organization or operating agreement, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement in a manner that would result in adverse consequences to Buyer hereunder.

(i) Contracts. Neither Seller nor Company are parties to any contract or agreement with any party not otherwise specifically identified on Schedule 1 hereto and no oral agreements or promises have been made by Seller or Company which create a duty or obligation on the part of Company or Seller concerning Buyer’s management of Company following the Effective Date hereof.

(j) Title and Condition to Membership Interests and Assets. Buyer shall obtain upon closing the transactions contemplated hereby, good title to both the Company’s membership interests and the Assets free and clear of all Encumbrances. Furthermore, all of the Assets sold, assigned and conveyed to Buyer are in good working order and fit for the purposes for which such Assets are intended and contemplated to be used in furtherance of the Company’s business.

Section 3.2 Representations and Warranties by Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer and is enforceable against it in accordance with its terms.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its articles of organization or other governing document, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

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ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES

Section 4.1 Further Assurances. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request, to convey and deliver the Membership Interests and Assets to Buyer and to consummate the transactions hereunder, including the transfer of information necessary to obtain access to and transfer ownership of the licenses detailed on Schedule 1 hereto.

Section 4.2 Compliance with Laws. Seller has at all times while managing and operating the Company complied in all material respects with all applicable state and local laws, rules, regulations, and orders applicable to its operations.

Section 4.3 Trade Names/Marks. It is understood and agreed among the Parties that the Company shall hold and/or retain, as applicable, all trade names and marks associated with Company’s use of “Primo Laboratories” in Company’s operations, which shall remain the exclusive property of the Company, and Seller shall retain no rights, title, or interest therein following the Effective Date of this Agreement.

Section 4.4 Tax Liability. Seller shall be responsible for and shall pay when due any taxes incurred in connection with the consummation of the transactions contemplated under this Agreement as well as any and all income and sales tax liability incurred by Seller and Company prior to the Effective Date of this Agreement. Seller further covenants and warrants that any and all such tax liability accrued prior to the Effective Date has been paid in full or shall be paid in full once due.

Section 4.5 Employees of Company. The parties herein agree and understand that Buyer shall have no obligation to retain any of Company’s employees and that no rights of employment held by Company’s employees shall accrue against or be construed to apply to Buyer or Company following the Effective Date. Provided, however, that Company shall initially retain the services of existing employees for the purpose of transitioning the Company into operations under its new membership, and that Buyer will utilize this period of time to evaluate such employees for retention. Nothing herein is intended to grant any right of employment to any such Company employee or create any contract or term of employment for same.

ARTICLE V

INDEMNIFICATION

Section 5.1 Seller shall indemnify and hold Buyer and Company harmless from and against any and all losses, damages, claims, actions, costs and expenses of whatever nature, including reasonable attorneys’ fees, asserted against or incurred by Buyer as a result of, in connection with, or arising out of (a) the operation or ownership of the Company and/or the Assets by Seller or Company prior to the Effective Date, (b) any breach of any representation, warranty or covenant of Seller contained herein, (c) any failure by Seller to comply with any state or local law governing its operations as a cannabis company prior to the Effective Date, (d) any third-party claim including, without limitation, any litigation or other action of any nature arising out of any act performed, transaction entered into, or state of facts alleged to have existed prior to the Effective Date of this Agreement, or (e) any liability created by Seller, Company, or their agents following the Effective Date to the extent that such liability stems from the Seller or their agent’s representations of rights of ownership or management of the Company.

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Section 5.2 Buyer shall indemnify and hold both Seller harmless from and against any and all losses, damages, claims, actions, costs and expenses of whatever nature, including reasonable attorneys’ fees, asserted against or incurred by Seller (or any of them) as a result of, in connection with or arising out of or relating to (y) the operation or ownership of the Company by Buyer from and after the Effective Date, or (z) any breach of any representation, warranty or covenant of Buyer contained herein.

ARTICLE VI

NON-SOLICITATION AND NON-DISCLOSURE

Section 6.1 Acknowledgment. Seller acknowledges that one of Buyer’s fundamental expectations in purchasing all of the outstanding membership interests and assets of the Company is that the Company’s existing business relationships and goodwill shall be maintained and that the restrictions set forth in this Article VI are reasonable and necessary for the protection of the legitimate business interests and expectations of the Buyer for the Company in entering into this Agreement.

Section 6.2 Non-Solicitation, Non-Acceptance, and Non-Competition. Seller shall not, directly or indirectly, interfere, compete with, solicit, or accept contact with any of Company’s established and existing customers, vendors, employees, or other third-parties with whom Company engages in business in any manner or action which is designed, intended, or would be reasonably anticipated to have the effect of (i) adversely affecting the Buyer or Company’s interests with respect to its relationship with such customer, vendor, employee, or third-party, or (ii) discourages such individual or entity from maintaining its business relationship with the Buyer or Company.

Section 6.3 Non-Disclosure. Without the prior written consent of the Company, Seller shall not disclose, sell, or grant access to any information related to Company’s business to any other third-party or person apart from those exceptions specifically set forth in this Agreement.

Section 6.4 Severability. If at any time any provision of this Article of the Agreement shall be determined to be invalid or unenforceable, whether by reason of being vague or unreasonable in any manner, such provision shall be considered divisible and shall become and be immediately amended to carry out the intent of the parties to the furthest extent permitted by the applicable law, and to render the remaining provisions of this Article reasonable and enforceable by the court or other body having jurisdiction over the matter. Each of the parties hereto shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement, including the form and terms thereof, constitutes confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisors are also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agents hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1 Expenses. All costs and expenses incurred by a party hereto in connection with all things required to be done by it hereunder, including but not limited to attorneys’ fees, shall be borne by the party incurring same.

Section 8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without reference to the choice of law principles thereof.

Section 8.3 Entire Agreement. This Agreement and the recitals, exhibits and schedules attached hereto contains the entire agreement and understanding between the parties, and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. There are no written or oral agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless consented to in writing by all of the parties hereto.

Section 8.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or on the third business day after being mailed by registered or certified mail, postage prepaid, addressed as follows:

Seller:

Buyer:	Agro Capital Inc
2620 Regatta Dr Suite 102
Las Vegas, NV 8912
Attn: Ted Hicks

With, in all circumstances, a copy to:

Overman Legal Group, PLLC,

Attn: Justin R. Williams

809 NW 36th Street

Oklahoma City, OK 73118

Any party may change its address for receiving notices by giving written notice of such change to the other parties in accordance with this Section 8.4.

Section 8.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

Section 8.6 Waiver. No waiver of any term, provision or condition of this Agreement shall be effective unless in writing, signed by the party against whom such waiver is sought to be enforced, and no such waiver shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement, unless specifically so stated in such written waiver.

Section 8.7 Counterparts and Electronic Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic or scanned copies (pdf) of signatures on this Agreement shall be deemed to be original signatures for all purposes.

Section 8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof.

Section 8.9 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.10 Incorporation of Recitals. The Recitals to this Agreement are incorporated into and made a part of this Agreement as if set forth fully and completely herein.

Section 8.11 Litigation Expense. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party’s reasonable attorneys’ and accountants’ fees, court costs and other expenses incidental to such litigation.

Section 8.12 Survival. All of the representations and warranties of the parties contained in this Agreement shall survive the closing of the transactions contemplated herein until the expiration of the applicable statute of limitations. Likewise, any covenant or agreement of any party which contemplates performance after the closing, including, without limitation, the covenants and agreements set forth herein, shall survive until the expiration of the applicable statute of limitations.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement to be closed for all purposes as of the 17th day of November 2021.

“Seller”	RUSSELL KIM

By:

“Company”	PRIMO LABORATORIES LLC

By:
	Printed Name:	Russell Kim
	Title:	Member and Manager

“Buyer”	AGRO CAPITAL MANAGEMENT CORP.

By:
	Printed name:	Scott Benson
	Title:	CEO

SCHEDULE 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

LICENSES AND PERMITS HELD BY COMPANY:

OMMA LICENSE NO.: ________________

OBNDD REGISTRATION NO.: __________

LOGIN CREDENTIALS FOR COMPANY’S ACCOUNTS:

No.	Account	Username	Password
1	Company’s OMMA Complia Account
2	Company’s OBNDD Registration Account
3	Company Email Account to Which Company’s OMMA Complia Account is Linked
4	Company Email Account to Which Company’s OBNDD Registration Account is Linked
5	Company’s Oklahoma Sales Tax Account
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CONTRACTS TO WHICH THE COMPANY IS A PARTY OR OBLIGOR/OBLIGEE:

EXHIBIT A

Form of Commercial Lease Agreement(s) between the Parties:

(see attached)

Pertinent Agreed Lease Terms for the Property:

●	1700 Square Feet mol.

●	One (1) year initial lease term with three (3) additional three (3) year renewal options in Lessee’s favor

●	Triple net Terms at $14.00 annual rental rate per square foot plus $3.00 in additional annual common area maintenance fees per square foot, equating to a $2,408.33 monthly rental payment.

●	Lessee’s right to remove all non-permanent improvements from the property upon applicable lease term expiration.

●	Lessor’s covenant that use of the Property for operation of a commercial cannabis business shall not be grounds for termination or breach thereof, or otherwise be used as a defense to performance under the lease agreement, due to illegality of the possession or trade of cannabis under federal law.

Pertinent Agreed Lease Terms for the Adjoining Property:

●	1650 Square Feet mol.

●	One (1) year initial lease term with three (3) additional three (3) year renewal options in Lessee’s favor

●	Triple net Terms at $14.00 annual rental rate per square foot plus $3.00 in additional annual common area maintenance fees per square foot, equating to a $2,337.50 monthly rental payment.

●	Lessee’s right to remove all non-permanent improvements from the property upon applicable lease term expiration.

●	Lessor’s covenant that use of the Property for operation of a commercial cannabis business shall not be grounds for termination or breach thereof, or otherwise be used as a defense to performance under the lease agreement, due to illegality of the possession or trade of cannabis under federal law.

Lease to commence upon approval of the retail cannabis license.

EXHIBIT B

Assignment and Bill of Sale and Schedule 1 Thereto

(see attached)

ASSIGNMENT AND BILL OF SALE

This Assignment and Bill of Sale is executed and delivered pursuant to that certain Membership Interest Purchase Agreement dated as the date hereof (the “Agreement”) by and among Agro Capital Management Corp. (the “Buyer”), Russell Kim (the “Seller”), and Primo Laboratories LLC (the “Company”). Capitalized terms appearing in this Assignment and Bill of Sale and not otherwise defined in this Assignment and Bill of Sale shall have the meanings assigned to such terms in the Agreement.

1) Seller hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS and DELIVERS to Buyer all of Seller’s right, title and interest in and to the Company’s membership interests and Assets, free and clear of all Encumbrances of any kind or nature.

2) THIS BILL OF SALE IS EXECUTED PURSUANT TO THE AGREEMENT, AND THE TERMS AND CONDITIONS OF THE AGREEMENT, INCLUDING THE REPRESENTATIONS AND WARRANTIES CONCERNING THE MEMBERSHIP INTERESTS AND ASSETS CONVEYED HEREBY, APPLY TO THIS ASSIGNMENT AND BILL OF SALE AS IF FULLY INCORPORATED HEREIN. THE MEMBERSHIP INTERESTS AND ASSETS ARE TRANSFERRED AND SOLD SUBJECT TO AND WITH THE BENEFIT OF ALL THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE AGREEMENT.

3) This Assignment and Bill of Sale is made without assumption of any liabilities, obligations or debts of Seller, except as otherwise provided in the Agreement.

4) At any time or from time to time after the date hereof, Seller shall execute and deliver or cause to be executed and delivered to the Buyer, its successors and assigns such other instruments and take or cause to be taken such other actions as may reasonably be requested in order to carry out the intent and purposes of the Agreement and this Assignment and Bill of Sale and to more effectively vest title to the Assets in the Buyer and its applicable transferees and assigns.

IN WITNESS WHEREOF, Seller has executed this instrument effective as of the ____ day of __________________, 2021.

“Seller”	RUSSELL KIM

	By:	/s/ Russell Kim

“Company”	PRIMO LABORATORIES LLC

	By:	/s/ Russell Kim
	Printed Name:	Russell Kim
	Title:	Member and Manager

“Buyer”	AGRO CAPITAL MANAGEMENT CORP.

	By:	/s/ Scott Benson
	Printed name:	Scott Benson
	Title:	CEO

SCHEDULE 1 TO EXHIBIT B

NON-EXCLUSIVE LIST OF SPECIFIC ASSETS AND EQUIPMENT

CONVEYED TO BUYER AND/OR WITHHELD BY COMPANY

TO SELLER’S EXCLUSION WITH RESPECT TO CANNABIS PRODUCTS

Shop-Vac 16-Gallon Corded Portable Wet/Dry Shop Vacuum	For cleaning and vacuuming	1
Hefty Kitchen Trash cans	Medium trash cans	2
Commercial Mop	Mop with ringer	1
Dehumidifier	For removing moisture from the air of the lab	2
Hash Washing Work Platform	Platform Holds x1 65 gallon vessel	1
Open Ice Water Hash Washing Liners × 2	Workbags for washing hash in 65 gallon Vessel	2
Frenchy Full Mesh 44 Gallon 8 Bag Kit by Boldt Bags	Bubble Bag set for 44gallon vessel	2
5 gallon Food grade nested bucket set	For test washes	5
Rosin Evolution 5 gallon Bubble Bags 8 bag set	Bubble Bag set for 5 gallon vessel	2
Plumbing to run lines from RO system to Tank and ice machine	Dads Plumbing line running service	1
Food Grade Paddles	For churning material during washes	2
Food Grade Wash Bag Shovel	Food grade work shovel for moving biomass	1
Brute Trash cans	For test washes	5
Bruteless Hash Washing System	15,000 grams per wash	1
Bruteless Hash Washing System extra parts	Hoses, Clamps, Ball Valves, Wye connect	1
Anti-fatique Anti-slip mats	Helps with drainage and slip proofing	2
Food Grade Plastic Buckets for transfering ice	For moving ice from machine to wash vessel	2
Ice Machine Bin	Ice storage bin	1
Stackable Crescent Ice Machine	Manitowoc 489 lbs ice per 24hrs	1
Ice Machine Bin Stand	Custom built raised platform base for ice machine	1
Extra Stainless Steel Harvest Right Freeze Dryer Trays	Freeze Dryer Tray extra set	8
Air Compressor	175 PSI 20 gallon to power Rosin Press	1

Harvest Right pharmaceutical Freeze Dryer Large	For drying out wet hash.	1
Harvest Right Oil Free Scroll Freeze Dryer Vacuum Pump	For powering vacuum of freeze dryer	1
Magnetic Stirrer heating plate	For heating and homogonizing oil	1
Across International Benchtop Decarb Oven	For decarbing waxes for edibles	2
Cascade Sciences Vacuum Oven	10.75 sf ft of tray space	1
Ohaus Triple point Lab Grade Scale	Large weight Lab Scale	1
Ohaus Triple point Lab Grade Scale	Small weight Lab Scale	3
PurePressure Rosin Press Extended Warranty	Rosin Press Warranty	1
Longs Peak Rosin Press w/ Auto Pressure	Press: 8 tons of force	1
Cold Gold Rosin Press Flux Plate	Flux Plate for cooling rosin on parchment paper	1
Longs Peak Complete Accessory Kit	Rosin Press Accessories	1
Metal Packing Trays	Trays for making pre-rolls	20
Futurola SUPER OG SHREDDER	Destems and grinds flower with partical size settings	1
Knockbox 100	For regular pre-rolls, the Knockbox packs 100 rolls	1
Knockbox 100 extra unload station trays	Extra unload trays to accelerate pre-roll production	5
Buddies Bump Box	For hand packing small quantities of pre-rolls	1
Chest Freezer	Solid Top Chest Freezer, 18.5 Cu. Ft. Capacity	1
Coleman Cooler	For transporting small batches of Fresh Frozen	3
One section freezer	For Storing finished Hash Rosin Products	1
Water Filtration System	Reverse Osmosis Triple Filter 15 GPM .2micron rating	1
RO Water Reservoir	500 gallons NSF water tank	1
RO System installation and finalization	KILLR Coffee RO system service and setup	1
5 Gallon Water Jugs	For transporting backup water supply in emergency	6
Mason Jars for Storing hash	Airtight storage for hash	1
6ft Step Ladder	For accessing storage areas	2
Wire Shelving	General Storage	1
Large Stackable Storage Totes	Product Storage	10

8 Pan End Load Undercounter Work Top Cart	Rolling rack for Ice Water Hash trays	1
6 ft Stainless Steel Prep Table with built in Shelf	Workstation for hash extraction area	1
6 ft Stainless Steel Prep Table	Table for Lab Finishing equipment	1
Workstation w/ Power Apron and shelf	For pre-roll production and packaging with stool	2
Truffly Square Candy Mold, TM-SQ-012	For depositing and processing candy	10
Fleetwood Commercial 20qt Stand Mixer	Commercial Tabletop mixers	1
Commerical Oven Range	4 Burners 1 Baker Oven	2
Proofing Sheet Storage Racks	End Load Enclosed Bun / Sheet Pan	2
Tabletop Commercial Scales	Approved for Trade Industrial cooking scales	1
Large folding stepping ladder	Folding step ladder	1
Kitchen Utensils	Pans, Spoons, Bowls, Containers, Pots	1
Reach in Single Fridge	9 Cubic feet	2
Undercounter Reach in Single Fridge	4 Cubic Feet	2
Reach in Double Freezer	18 Cubic feet	1
Wire Shelving	General Storage	2
Stand for Commercial 20qt Mixer	Stand for commercial mixer	1
6 ft Stainless Steel Prep Table	Workstation for infusion kitchen	2
Branding Packaging and Design plus existing packaging		1